Exhibit 5.1

                                Nixon Peabody LLP
                                Attorneys at Law
                                 Clinton Square
                                 P.O. Box 31051
                         Rochester, New York 14603-1051
                                 (585) 263-1000
                               Fax: (585) 263-1600

                                 March 22, 2002


Home Properties of New York, Inc.
850 Clinton Square
Rochester, New York  14604

Gentlemen:

         We have acted as counsel to Home Properties of New York, Inc. (the "Company") in connection with the Registration Statement on Form S-3, Registration No. 333-52601, filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the prospectus, dated May 26, 1998, forming a part thereof, as supplemented by a prospectus supplement, dated March 18, 2002, related to an offering and sale of 2,400,000 shares of the Company's Series F Cumulative Redeemable Preferred Stock, par value $.01 per share ("Series F Preferred Stock") offered pursuant to an Underwriting Agreement ("Underwriting Agreement"), dated March 18, 2002, between Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., BB&T Capital Markets, McDonald Investments Inc., Stifel, Nicolaus & Company Incorporated, U.S. Bancorp Piper Jaffray and First Union Securities, Inc. as representatives of the several underwriters, the Company and Home Properties of New York, L.P. (the "Operating Partnership").

         We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and the Operating Partnership and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including
(i) the Articles of Incorporation of the Company, as amended to the date hereof,
(ii) the Articles Supplementary Classifying and Designating a Series of Preferred Stock as Series F Cumulative Redeemable Preferred Stock and Fixing Distributions and other Preferences and Rights of Such Series; (iii) the By-Laws of the Company, as amended to the date hereof, and (iv) certified copies of certain resolutions duly adopted by the Board of Directors of the Company.

         Based upon the foregoing, it is our opinion that the shares of Series F Preferred Stock have been duly authorized, and, after the Series F Preferred Stock shall have been issued and delivered as described in the Prospectus and the consideration therefor shall have been received

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Home Properties of New York, Inc.
March 22, 2002
Page 2


by the Company as described in the Underwriting Agreement, such shares of Series F Preferred Stock will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the prospectus contained in such Registration Statement.

                                          Very truly yours,

                                          /s/ Nixon Peabody LLP